Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2015

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED REPORTS

11% YEAR-OVER-YEAR INCREASE IN NET INCOME AND

12% YEAR-OVER-YEAR INCREASE IN EARNINGS PER COMMON SHARE

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2015 first quarter of $166 million, or a $17 million increase from the year-ago quarter. Earnings per common share for the 2015 first quarter were $0.19, an increase of $0.02 from the year-ago quarter.

“This year will be built on a strong foundation of focused execution of our strategies,” said Steve Steinour, chairman, president and CEO. “Our solid first quarter performance puts us on a path for success in 2015. Ongoing improvement in our expense control environment, continuing good core deposit growth, and strong mortgage and capital markets results were highlights for the quarter. We are committed to achieving another full year of positive operating leverage with appropriately risk-balanced growth.”

“We completed the first quarter with the successful close of our acquisition of Macquarie Equipment Finance, Inc., and look forward to transitioning to the Huntington Technology Finance brand to align our enhanced capabilities with our combined customer base and prospects. The acquisition gives us the ability to drive added growth to our national equipment finance business as well as additional health care and small business finance capabilities,” Steinour said. “Also in the quarter, we continued to expand within our core footprint via the launch of our previously announced 2015 in-store build out, enhancing our full-service branch network in a cost-efficient manner. Furthermore, we were pleased for Huntington to receive annual recognition again within the quarter as one of the best commercial and business banks in the country by Greenwich Associates. And, we received this month for the third time the TNS Choice Award for Consumer Retail Banking in the Central Region of the U.S., recognizing Huntington’s top survey performance ratings among major banks within 20 states.”

Huntington today also announced two capital actions approved by the Board of Directors. First, the Board declared a quarterly cash dividend on the company’s common stock of $0.06 per common share. The dividend is payable July 1, 2015, to shareholders of record on June 17, 2015. Second, the Board authorized the repurchase of up to $366 million of common shares over the five quarters through the 2016 second quarter. Both actions were proposed in the January 2015 CCAR capital plan, which received no objections from the Federal Reserve. Purchases of common stock may include open market purchases, privately negotiated transactions, and accelerated repurchase programs. During the 2015 first quarter, the company repurchased 4.9 million common shares at an average price of $10.45 per share.

Specific 2015 First Quarter highlights compared with 2014 First Quarter:

•	1.02% return on average assets; 12.2% return on average tangible common equity

•	$15 million, or 2%, increase in fully-taxable equivalent revenue, driven by a $32 million, or 7%, increase in fully-taxable equivalent net interest income

•	$4.5 billion, or 10%, increase in average total deposits, driven by a $3.6 billion, or 8%, increase in average core deposits

•	$4.4 billion, or 10%, increase in average loans and leases

•	Net charge-offs declined to 0.20% of average loans and leases, down from 0.40%

•	$0.31, or 5%, increase in tangible book value per common share to $6.62; end of period dividend yield of 2.2%

Specific 2015 First Quarter highlights compared with 2014 Fourth Quarter:

•	$1.4 billion, or 3%, increase in average total deposits, including a $1.1 billion, or 2%, increase in average core deposits

•	$1.2 billion, or 2%, increase in average earning assets, driven by a $0.7 billion, or 1%, increase in average loans and leases

•	Completed acquisition of Macquarie Equipment Finance, which added $0.8 billion of equipment finance leases and $0.5 billion of assumed debt

Table 1 – Earnings Performance Summary

	2015	2014
($ in millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net Income	$165.9	$163.6	$155.0	$164.6	$149.1
Diluted earnings per common share	0.19	0.19	0.18	0.19	0.17

Return on average assets	1.02%	1.00%	0.97%	1.07%	1.01%
Return on average common equity	10.6	10.3	9.9	10.8	9.9
Return on average tangible common equity	12.2	11.9	11.4	12.4	11.4
Net interest margin	3.15	3.18	3.20	3.28	3.27
Efficiency ratio	63.5	66.2	65.3	62.7	66.4

Tangible book value per common share	$6.62	$6.62	$6.53	$6.48	$6.31
Cash dividends declared per common share	0.06	0.06	0.05	0.05	0.05
Average diluted shares outstanding (000’s)	823,809	825,338	829,623	834,687	842,677

Average earning assets	$61,193	$60,010	$58,707	$57,077	$54,961
Average loans	47,780	47,092	46,113	45,024	43,423
Average core deposits	48,777	47,638	46,119	45,611	45,195

Tangible common equity / tangible assets ratio	7.95%	8.17%	8.35%	8.38%	8.63%
Common equity Tier 1 risk-based capital ratio	9.51	N/A	N/A	N/A	N/A
Tier 1 common risk-based capital ratio	N/A	10.23	10.31	10.26	10.60

NCOs as a % of average loans and leases	0.20%	0.20%	0.26%	0.25%	0.40%
NAL ratio	0.76	0.63	0.70	0.71	0.74
ACL as a % of total loans and leases	1.38	1.40	1.47	1.50	1.56

N/A denotes quarters in which the calculation did not apply

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). There were no Significant Items in the 2015 first quarter. The quarter did contain $3 million of expenses related to the Macquarie Equipment Finance acquisition. Merger-related expense may be a Significant Item for the 2015 full year.

Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)

March 31, 2015 – net income (3)		$166	$0.19

December 31, 2014 – net income		$164	$0.19
• Addition to litigation reserves	$(12)	(8)	(0.01)
• Franchise repositioning related expense	(9)	(6)	(0.01)

September 30, 2014 – net income		$155	$0.18
• Franchise repositioning related expense	$(19)	(13)	(0.02)
• Merger and acquisition related net expenses	(3)	(2)	(0.00)

June 30, 2014 – net income (4)		$165	$0.19

March 31, 2014 – net income		$149	$0.17
• Camco Financial acquisition	$(12)	(8)	(0.01)
• Addition to litigation reserves	(9)	(6)	(0.01)

(1)	Favorable (unfavorable) impact on net income; 35% operating tax rate
(2)	EPS reflected on a fully diluted basis
(3)	Quarter included $3 million of merger-related expense that was not a Significant Item for the quarter, but merger-related expense may be a Significant Item for the 2015 full year.
(4)	Quarter included $1 million of merger-related expense that was not a Significant Item for the quarter, but merger and acquisition-related net expense was a Significant Item for the 2014 full year.

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2015	2014
	First	Fourth	Third	Second	First	Change
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$467.7	$473.3	$466.3	$460.0	$437.5	(1)%	7%
FTE adjustment	7.6	7.5	7.5	6.6	5.9	1	28

Net interest income - FTE	475.2	480.8	473.8	466.7	443.4	(1)	7
Noninterest income	231.6	233.3	247.3	250.1	248.5	(1)	(7)

Total revenue - FTE	$706.9	$714.1	$721.2	$716.8	$691.9	(1)%	2%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.38%	3.41%	3.44%	3.53%	3.53%	(3)	(15)
Total loans and leases	3.56	3.60	3.66	3.75	3.75	(3)	(19)
Total securities	2.57	2.65	2.54	2.57	2.52	(8)	5

Total interest-bearing liabilities	0.32	0.32	0.33	0.34	0.36	(0)	(4)
Total interest-bearing deposits	0.22	0.23	0.23	0.25	0.28	(1)	(6)

Net interest rate spread	3.06	3.09	3.11	3.19	3.17	(3)	(11)
Impact of noninterest-bearing funds on margin	0.09	0.09	0.09	0.09	0.10	(0)	(1)

Net interest margin	3.15%	3.18%	3.20%	3.28%	3.27%	(3)	(12)

See Pages 7-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2015 first quarter increased $32 million, or 7%, from the 2014 first quarter. This reflected the benefit from the $6.2 billion, or 11%, increase in average earnings assets partially offset by a 12 basis point reduction in the FTE net interest margin (NIM) to 3.15%. Average earning asset growth included a $4.4 billion, or 10%, increase in average loans and leases and a $1.8 billion, or 16%, increase in average securities. The NIM contraction reflected a 15 basis point decrease related to the mix and yield of earning assets and 1 basis point reduction in benefit from the impact of noninterest-bearing funds, partially offset by the 4 basis point reduction in funding costs.

Compared to the 2014 fourth quarter, FTE net interest income decreased $6 million, or 1%. While average earning assets increased $1.2 billion, or 2%, sequentially, the 3 basis point decrease in the NIM coupled with two fewer days in the 2015 first quarter more than offset the benefit of the larger balance sheet.

Table 4 – Average Earning Assets – Automobile and C&I Continue to Provide Primary Sources of Loan Growth

	2015	2014
	First	Fourth	Third	Second	First	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$19.1	$18.9	$18.6	$18.3	$17.6	1%	8%
Commercial real estate	5.2	5.1	5.0	5.0	4.9	2	5

Total commercial	24.3	24.0	23.5	23.3	22.5	1	8

Automobile	8.8	8.5	8.0	7.3	6.8	3	29
Home equity	8.5	8.5	8.4	8.4	8.3	—	2
Residential mortgage	5.8	5.8	5.7	5.6	5.4	1	8
Other consumer	0.4	0.4	0.4	0.4	0.4	3	10

Total consumer	23.5	23.1	22.6	21.7	20.9	2	12

Total loans and leases	47.8	47.1	46.1	45.0	43.4	1	10

Total securities	12.9	12.4	12.2	11.7	11.2	4	16
Held-for-sale and other earning assets	0.5	0.5	0.4	0.4	0.4	3	31
Total earning assets	$61.2	$60.0	$58.7	$57.1	$55.0	2%	11%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2015 first quarter increased $6.2 billion, or 11%, from the year-ago quarter, driven by:

•	$2.0 billion, or 29%, increase in average Automobile loans, as the 2015 first quarter represented the fifth consecutive quarter of greater than $1.0 billion in automobile loan originations.

•	$1.8 billion, or 16%, increase in average securities, reflecting an increase of $1.8 billion of Liquidity Coverage Ratio (LCR) Level 1 qualified securities. The quarter’s average balance also included $0.8 billion of direct purchase municipal instruments originated by our Commercial segment, offset by $0.8 billion of runoff.

•	$1.5 billion, or 8%, increase in average Commercial and Industrial (C&I) loans and leases, primarily reflecting growth in trade finance in support of our middle market and corporate customers, asset finance, automobile dealer floorplan lending, and corporate banking.

•	$0.4 billion, or 8%, increase in average Residential mortgage loans as a result of the Camco acquisition in the year-ago quarter and a decrease in the rate of payoffs due to lower levels of refinancing.

While not affecting average balances, $1.0 billion of automobile loans were transferred to Loans Held-For-Sale (HFS) at quarter end in anticipation of a future loan securitization. In addition, on March 31, 2015, the company completed the previously announced acquisition of Macquarie Equipment Finance, Inc., subsequently rebranded as Huntington Technology Finance. The acquisition included $0.8 billion of equipment finance leases.

Table 5 – Average Liabilities – Growth in Noninterest Bearing Demand Deposits Drives Further Improvement in Funding Mix

	2015	2014
	First	Fourth	Third	Second	First	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$15.3	$15.2	$14.1	$13.5	$13.2	—%	16%
Demand deposits - interest bearing	6.2	5.9	5.9	5.9	5.8	4	7

Total demand deposits	21.4	21.1	20.0	19.4	19.0	1	13
Money market deposits	19.4	18.4	17.9	17.7	17.6	5	10
Savings and other domestic deposits	5.2	5.1	5.0	5.1	5.0	2	4
Core certificates of deposit	2.8	3.1	3.2	3.4	3.6	(8)	(22)

Total core deposits	48.8	47.6	46.1	45.6	45.2	2	8
Other domestic deposits of $250,000 or more	0.2	0.2	0.2	0.3	0.3	(3)	(31)
Brokered deposits and negotiable CDs	2.6	2.4	2.3	2.1	1.8	7	46
Other deposits	0.6	0.5	0.4	0.3	0.3	16	70

Total deposits	52.1	50.8	49.0	48.3	47.6	3	10

Short and long-term borrowings	6.3	6.6	7.2	6.3	4.9	(6)	28

Total Interest-bearing liabilities	$43.1	$42.2	$42.0	$41.1	$39.3	2%	10%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average total deposits for the 2015 first quarter increased $4.5 billion, or 10%, from the year-ago quarter, including a $3.6 billion, or 8%, increase in average total core deposits. The increase in total deposits included $1.0 billion of deposits acquired in the Camco and Bank of America branch acquisitions. Average total interest-bearing liabilities increased $3.8 billion, or 10%, from the year-ago quarter, reflecting:

•	$2.1 billion, or 16%, increase in noninterest bearing deposits, reflecting the strategic focus on consumer checking account household and commercial checking account relationship growth.

•	$1.7 billion, or 10%, increase in money market deposits, reflecting consumer and commercial relationship growth as well as strong sales execution.

•	$1.4 billion, or 28%, increase in short- and long-term borrowings, primarily reflecting a cost-effective method of funding incremental LCR related securities growth including the issuance of $1.0 billion of bank-level senior debt during the 2015 first quarter.

•	$0.8 billion, or 46%, increase in brokered deposits and negotiable CDs, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds.

Partially offset by:

•	$0.8 billion, or 22%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and lower-cost money market deposits.

Compared to the 2014 fourth quarter, average total interest-bearing liabilities increased $0.9 billion, or 2%, primarily reflecting a $1.0 billion, or 5%, increase in average money market deposits. While not affecting average balances, the Macquarie acquisition included $0.5 billion of assumed debt.

Noninterest Income

Table 6 – Noninterest Income – Continued Momentum in Electronic Banking and Robust Activity in Capital Markets Highlight Quarter

	2015	2014
(in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
						LQ	YOY
Noninterest Income
Service charges on deposit accounts	$62.2	$67.4	$69.1	$72.6	$64.6	(8)%	(4)%
Trust services	29.0	28.8	28.0	29.6	29.6	1	(2)
Electronic Banking	27.4	28.0	27.3	26.5	23.6	(2)	16
Mortgage banking income	23.0	14.0	25.1	22.7	23.1	64	(1)
Brokerage Income	15.5	16.1	17.2	17.9	17.2	(3)	(10)
Insurance income	15.9	16.3	16.7	16.0	16.5	(2)	(4)
Bank owned life insurance income	13.0	15.0	14.9	13.9	13.3	(13)	(2)
Capital markets fees	13.9	13.8	10.2	10.5	9.2	1	51
Gain on sale of loans	4.6	5.4	8.2	3.9	3.6	(15)	29
Securities (losses) gains	0.0	(0.1)	0.2	0.5	17.0	NM	NM
Other income	27.1	28.7	30.4	36.0	30.9	(6)	(12)

Total noninterest income	$231.6	$233.3	$247.3	$250.1	$248.5	(1)%	(7)%

NM-Not meaningful

See Pages 9-10 of Quarterly Financial Supplement for additional detail.

Noninterest income for the 2015 first quarter decreased $17 million, or 7%, from the year-ago quarter. The year-over-year decrease primarily reflected the $17 million of securities gains realized in the 2014 first quarter compared to none in the current quarter. Other notable noninterest income comparisons with the year-ago quarter included:

•	$5 million, or 51%, increase in capital market fees, primarily related to income from customer interest rate derivative products and underwriting fees.

•	$4 million, or 16%, increase in electronic banking, due to higher card related income and underlying customer growth.

•	$2 million, or 4%, decrease in service charges on deposit accounts as a 9% increase in consumer households and changing customer usage patterns partially offset the estimated $6 million quarterly run-rate decline from the late July 2014 implementation of changes in consumer products.

Compared to the 2014 fourth quarter, mortgage banking revenues increased $9 million, or 64%, primarily driven by higher gain on sale margin, a higher percentage of loans originated for sale, and a 6% increase in origination volume.

Noninterest Expense (see Basis of Presentation)

Table 7 – Noninterest Expense from Continuing Operations (GAAP) – Continuing Impact of Acquisitions Push Expenses Higher

	2015	2014
(in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
						LQ	YOY
Noninterest Expense
Personnel costs	$264.9	$263.3	$275.4	$260.6	$249.5	1%	6%
Outside data processing and other services	50.5	53.7	53.1	54.3	51.5	(6)	(2)
Net occupancy	31.0	31.6	34.4	28.7	33.4	(2)	(7)
Equipment	30.2	32.0	30.2	28.7	28.8	(5)	5
Professional services	12.7	15.7	13.8	17.9	12.2	(19)	4
Marketing	13.0	12.5	12.6	14.8	10.7	4	21
Deposit and other insurance expense	10.2	13.1	11.6	10.6	13.7	(22)	(26)
Amortization of intangibles	10.2	10.7	9.8	9.5	9.3	(4)	10
Other expense	36.1	50.9	39.5	33.4	51.0	(29)	(29)

Total noninterest expense	$458.9	$483.3	$480.3	$458.6	$460.1	(5)%	—%

(in thousands)
Number of employees (Average full-time equivalent)	11.9	11.9	11.9	12.0	11.8	1%	1%

Table 8 – Impacts of Significant Items

	2015	2014
(in millions)	First Quarter (1)	Fourth Quarter	Third Quarter	Second Quarter (2)	First Quarter
Noninterest Expense
Personnel costs	$0.0	$2.2	$15.3	$0.0	$2.3
Outside data processing and other services	0.1	0.3	0.3	0.6	4.3
Net occupancy	0.0	4.1	5.2	0.1	1.7
Equipment	0.0	2.0	0.1	0.0	0.1
Professional services	3.3	0.0	0.0	0.1	2.2
Marketing	0.0	0.0	0.8	0.0	0.5
Other expense	0.0	11.6	1.1	0.0	10.4

Total noninterest expense	$3.4	$20.3	$22.8	$0.8	$21.6

(1)	Includes $3 million of merger-related expense that was not a Significant Item for the quarter, but merger-related expense may be a Significant Item for the 2015 full year.
(2)	Includes $1 million of merger-related expense that was not a Significant Item for the quarter, but was a Significant Item for the 2014 full year.

Table 9 – Adjusted Noninterest Expense (Non-GAAP)

	2015	2014
(in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
						LQ	YOY
Noninterest Expense
Personnel costs	$264.9	$261.1	$260.1	$260.6	$247.1	1%	7%
Outside data processing and other services	50.5	53.4	52.8	53.7	47.2	(5)	7
Net occupancy	31.0	27.4	29.2	28.6	31.7	13	(2)
Equipment	30.2	30.0	30.1	28.7	28.6	1	6
Professional services	9.4	15.7	13.8	17.8	10.1	(40)	(6)
Marketing	13.0	12.5	11.8	14.8	10.2	4	28
Deposit and other insurance expense	10.2	13.1	11.6	10.6	13.7	(22)	(26)
Amortization of intangibles	10.2	10.7	9.8	9.5	9.3	(4)	10
Other expense	36.1	39.2	38.4	33.4	40.7	(8)	(11)

Total noninterest expense	$455.5	$463.0	$457.5	$457.9	$438.5	(2)%	4%

See Page 9 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2015 first quarter decreased $1 million, or less than 1%, from the year-ago quarter. Excluding the impact of Significant Items, noninterest expense increased $17 million, or 4%. The company has continued to invest in the growth of the franchise, including the Camco, Bank of America branch, and Macquarie acquisitions, the ongoing expansion of our retail branch distribution through our in-store strategy, and investments in technology and data analytics. Changes in reported noninterest expense primarily reflect:

•	$15 million, or 29%, decrease in other expense. Excluding the impact of Significant Items, other expenses decreased $5 million, or 11%.

•	$4 million, or 26%, decrease in deposit and other insurance expense, primarily reflecting the benefit of $1.75 billion of bank-level debt issued over the past year.

Partially offset by:

•	$15 million, or 6%, increase in personnel costs. Excluding the impact of Significant Items, personnel costs increased $18 million, or 7%, primarily related to a $14 million increase in salaries reflecting a 1% increase in the number of full-time equivalent employees and a $4 million increase in benefits expense.

Reported noninterest expense decreased $24 million, or 5%, from the 2014 fourth quarter. When adjusting for Significant Items, noninterest expense decreased $7 million. On a reported basis, other expense decreased $15 million, or 29%, largely reflecting the prior quarter’s $12 million net increase to litigation reserves. Outside data processing and other services, professional services, and deposit and other insurance each decreased $3 million from the prior quarter. Professional services during the 2015 first quarter included $3 million of expense related to the Macquarie Equipment Finance acquisition.

Credit Quality

Table 10 – Summary Credit Quality Metrics – NCOs Remain Below the Long-Term Goal, while One Large Relationship Creates Volatility within NPAs

	2015	2014
($ in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Total nonaccrual loans and leases	$364,413	$300,244	$325,765	$324,957	$327,158
Total other real estate, net	33,951	35,039	36,270	34,695	35,691
Other NPAs (1)	2,440	2,440	2,440	2,440	2,440

Total nonperforming assets	$400,804	$337,723	$364,475	$362,092	$365,289
Accruing loans and leases past due 90 days or more	112,935	130,481	142,126	137,008	154,896

NPAs + accruing loans and lease past due 90 days or more	$513,739	$468,204	$506,601	$499,100	$520,185

NAL ratio (2)	0.76%	0.63%	0.70%	0.71%	0.74%
NPA ratio (3)	0.84	0.71	0.78	0.79	0.82
(NPAs+90 days)/(Loans+OREO)	1.08	0.98	1.08	1.08	1.17

Provision for credit losses	$20,591	$2,494	$24,480	$29,385	$24,630
Net charge-offs	24,432	22,975	30,023	28,643	42,986
Net charge-offs / Average total loans	0.20%	0.20%	0.26%	0.25%	0.40%

Allowance for loans and lease losses	$605,126	$605,196	$631,036	$635,101	$631,918
Allowance for unfunded loan commitments and letters of credit	54,742	60,806	55,449	56,927	59,368

Allowance for credit losses (ACL)	$659,868	$666,002	$686,485	$692,028	$691,286

ACL as a % of:
Total loans and leases	1.38%	1.40%	1.47%	1.50%	1.56%
NALs	181	222	211	213	211
NPAs	165	197	188	191	191

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	Total NALs as a % of total loans and leases.
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Nonaccrual loans and leases (NALs) increased $37 million, or 11%, compared to a year ago to $364 million, or 0.76% of total loans and leases. Nonperforming assets (NPAs) increased $36 million, or 10%, to $401 million, or 0.84% of total loans and leases, OREO, and other NPAs. The increase in NALs primarily was driven by one specific relationship. As noted previously, given the low level of problem assets, some quarter-to-quarter volatility is expected.

The provision for credit losses decreased $4 million year-over-year to $21 million in the 2015 first quarter. Net charge-offs (NCOs) decreased $19 million, or 43%, to $24 million. NCOs represented an annualized 0.20% of average loans and leases in the current quarter consistent with the prior quarter results, and down substantially from 0.40% in the year-ago quarter. The Consumer portfolios continued to show a declining trend over the last five quarters, particularly evident in Home Equity. The Commercial portfolio has been relatively consistent over the period with relatively low levels creating some inherent volatility, while the commercial real estate portfolio recorded net recoveries for the sixth consecutive quarter.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.38% from 1.56% a year ago, while the ACL as a percentage of period-end total NALs declined to 181% from 211%.

Capital

Beginning in the 2015 first quarter, the company became subject to the Basel III capital requirements as adopted by the Federal Reserve Board including the standardized approach for calculating risk-weighted assets in accordance with subpart D of the final capital rule. The implementation of the Basel III capital requirements is transitional and phases-in from January 1, 2015, through the end of 2018. The Basel III capital requirements emphasize common equity tier 1 capital, the most loss-absorbing form of capital, and implement strict eligibility criteria for regulatory capital instruments. Common equity tier 1 capital primarily includes common shareholders’ equity less certain deductions for goodwill and other intangibles, net of taxes, MSRs, net of taxes, and DTAs that arise from tax loss and credit carryforwards. Tier 1 capital is primarily comprised of common equity tier 1 capital, perpetual preferred stock and certain qualifying capital instruments (TruPS) that are subject to phase-out from tier 1 capital. Tier 2 capital primarily includes qualifying subordinated debt and qualifying ALLL.

Table 11 – Capital Ratios – Capital Levels Support Continued Balance Sheet Growth and Capital Return to Shareholders

		2015	2014
(in millions)		Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Tangible common equity / tangible assets ratio		7.95%	8.17%	8.35%	8.38%	8.63%

Common equity tier 1 risk-based capital ratio(1)	Basel III	9.51%	N/A	N/A	N/A	N/A

Tier 1 common risk-based capital ratio	Basel I	N/A	10.23%	10.31%	10.26%	10.60%

Regulatory Tier 1 risk-based capital ratio(1)	Basel III	10.22%	N/A	N/A	N/A	N/A
	Basel I	N/A	11.50%	11.61%	11.56%	11.95%

Regulatory Total risk-based capital ratio(1)	Basel III	12.48%	N/A	N/A	N/A	N/A
	Basel I	N/A	13.56%	13.72%	13.67%	14.13%

Total risk-weighted assets(1)	Basel III	$57,833	N/A	N/A	N/A	N/A
	Basel I	N/A	$54,479	$53,239	$53,035	$51,120

(1)	March 31, 2015 figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.

N/A denotes quarters in which the calculation did not apply

See Pages 15-16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.95% at March 31, 2015, down 68 basis points from a year ago. On a Basel III basis, Common Equity Tier 1 (CET1) risk-based capital ratio was 9.51% at March 31, 2015, and the regulatory Tier 1 risk-based capital ratio was 10.22%. On a Basel I basis, the tier 1 common risk-based capital ratio was 10.60% at March 31, 2014, and the regulatory Tier 1 risk-based capital ratio was 11.95%. All capital ratios were impacted by the repurchase of 26.1 million common shares over the last four quarters.

During the 2015 first quarter, the company repurchased 4.9 million common shares at an average price of $10.45 per share, completing the $250 million repurchase authorization included in the 2014 CCAR capital plan. The Board of Directors authorized the repurchase of up to $366 million of common shares over the next five quarters, consistent with the capital plan submitted in the 2015 CCAR process, which received no objection from the Federal Reserve.

Income Taxes

The provision for income taxes in the 2015 first quarter was $54 million and $52 million in the 2014 first quarter. The effective tax rates for the 2015 first quarter and 2014 first quarter were 24.6% and 25.9%, respectively. At March 31, 2015, we had a net federal deferred tax asset of $55 million and a net state deferred tax asset of $44 million.

Expectations – 2015

“We are optimistic about ongoing economic improvement in our markets and on the national level. While our customer activity levels, our pipelines, and our balance sheet are strong, we will continue to be disciplined in growing our commercial real estate and C&I portfolios,” Steinour said. “We remain committed to delivering solid results in a flat interest rate environment. We have built our budget around the current rate environment and our planned results are not dependent on a rate hike. We will continue disciplined execution of our strategic focus on investment in the business, controlled expenses, and delivering full-year positive operating leverage.”

Excluding Significant Items and net MSR activity, we expect to deliver positive operating leverage in 2015. We expect noninterest expense growth of 2-4%, excluding Significant Items and the recurring expense related to the Macquarie acquisition.

Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the absolute low level of problem assets and credit costs. We anticipate NCOs will remain within or below our long-term normalized range of 35 to 55 basis points.

The effective tax rate for 2015 is expected to be in the range of 24% to 27%.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on April 22, 2015, at 10:00 a.m. (Eastern Daylight Saving Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID# 11113289. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 30, 2015 at (855) 859-2056 or (404) 537-3406; conference ID# 11113289.

Please see the 2015 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at the Investor Relations section of Huntington’s website, www.huntington.com.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2014 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance – i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2014 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $68 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 700 branches and almost 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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